Exhibit 5.1

May 18, 2023

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, TX 77381
Re:    Amended and Restated 2015 Employee Equity Incentive Plan, Amended and Restated 2014 Non-Employee Directors’ Restricted Stock Plan and Amended and Restated Employee Stock Purchase Plan
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Newpark Resources, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,300,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”). 2,200,000 of the Shares subject to the Registration Statement are reserved for issuance pursuant to the Newpark Resources, Inc. Amended and Restated 2015 Employee Equity Incentive Plan (the “Employee Plan”) (including 1,000,000 Shares that may become available for issuance under the Employee Plan as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled), 600,000 of the Shares subject to the Registration Statement are reserved for issuance under the Newpark Resources, Inc. Amended and Restated 2014 Non-Employee Directors’ Restricted Stock Plan (the “Director Plan”) and 1,500,000 of the Shares subject to the Registration Statement are reserved for issuance under the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan (together with the Employee Plan and the Director Plan, the “Plans”).
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP